Exhibit 99
Robert B. Coutts Joins Pall Corporation Board of Directors
EAST HILLS, N.Y., July 20, 2009 — Pall Corporation (NYSE:PLL) today announced that its Board of Directors elected Robert B. Coutts as a Director effective July 16, 2009.
Pall Corporation Chairman and CEO Eric Krasnoff said, “Bob Coutts is a strong addition to our board. He has a proven track record of achievement and solid experience in many of the markets in which Pall operates. His broad executive, operating and board experience are an excellent fit. We welcome Bob to our Board.”
Mr. Coutts, 59, a 15-year veteran of Lockheed Martin Corporation, was Executive Vice President from 1999 until his retirement in 2008. While serving in this capacity, he was elected Chairman of the Board of Sandia Corporation. Sandia, which is a Lockheed Martin company, manages Sandia National Laboratories for the U.S. Department of Energy’s Nuclear Security Administration. These laboratories have major R&D responsibilities in national security, energy and environmental technologies and economic competitiveness.
Prior to this, Mr. Coutts ran Lockheed’s Electronic Systems business, was Executive Vice President of the Systems Integration business area, and President and Chief Operating Officer of the former Electronics Sector.
Earlier in his career, Mr. Coutts was President of Martin Marietta Aero & Naval Systems and General Manager of the GE Aerospace Operations Division.
Note to local editors: Mr. Coutts is a graduate of Tufts University. He resides in Maryland with his wife, Ingrid.
About Pall Corporation
Pall Corporation (NYSE:PLL) is a filtration, separation and purification leader providing Total Fluid ManagementSM solutions to meet the critical needs of customers in biopharmaceutical, hospital and transfusion medicine, energy and alternative energy, electronics, municipal and industrial water, aerospace, transportation and broad industrial markets. Together with our customers, we foster health, safety and environmentally responsible technologies. The Company’s products enable process and product innovation and minimize emissions and waste. Pall Corporation is an S&P 500 company with more than 10,000 employees servicing customers worldwide. To see how Pall is helping enable a greener and more sustainable future visit www.pall.com.
Contact:
Pall Corporation
Patricia Iannucci
V.P. Investor Relations & Corporate Communications
Telephone: 516-801-9848
Email: pat_iannucci@pall.com